Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Fidelity National Financial, Inc.

We consent to the use of our reports dated January 28, 2003, except as to note P to the Consolidated Financial Statements, which is as of March 11, 2003, with respect to the consolidated balance sheets of Fidelity National Financial, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, incorporated by reference herein and to the reference to our firm under the headings “Experts” and “Selected Historical Consolidated Financial Data” in the joint proxy statement/prospectus.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which resulted in a change in the method of accounting for the amortization of goodwill.

/s/ KPMG LLP

Los Angeles, California
August 21, 2003